 EXHIBIT (a)(1)(G)
Maples Fund Services (Cayman) Limited (the “Registrar”)
c/o Maples Fund Services (Asia) Limited
16th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong
IMMEDIATE ATTENTION REQUIRED
Re: Tender Offer by Moatable, Inc.
RESPONSE DUE BY 30th SEPTEMBER 2025, EASTERN TIME
Dear Securityholder:
Enclosed for your consideration are the Offer to Purchase, dated September 3, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”) in connection with the offer by Moatable, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company,” or “Moatable,”), to purchase up to 225,000,000 Class A ordinary shares, par value $0.001 per share (“Class A Ordinary Shares”) (including Class A Ordinary Shares represented by any American Depositary Shares (the “ADSs”) of the Company, each representing 45 Class A Ordinary Shares), at a price of $3.00/45 per Class A Ordinary Share (or $3.00 per ADS) (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes, without interest, and with respect to ADSs a cash distribution fee of $0.05 per ADS accepted for purchase in the Offer (as defined below) that will be paid to Citibank, N.A., the Company’s ADS depositary, upon the terms and subject to the conditions described in the Offer to Purchase and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase, the “Offer”).
The Offer will expire at 12:00 midnight, New York City time, at the end of the day on September 30, 2025, unless the Offer is extended or terminated by us (the “Expiration Time”). You must return the Instruction Form attached hereto as Annex A to Maples Fund Services (Cayman) Limited by 30th September 2025, EASTERN TIME to participate in the Offer.
Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and other related materials, which are available to the public on the United States Securities and Exchange Commission’s website at www.sec.gov.
Upon the terms and subject to the conditions of the Offer, if 225,000,000 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) or less are properly tendered and not properly withdrawn prior to the Expiration Time, the Company will purchase all Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) properly tendered and not properly withdrawn. Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) acquired, if any, in the Offer will be acquired at the Purchase Price. Only Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) properly tendered and not properly withdrawn will be purchased. However, because of proration and the “odd lot” priority and provisions described in the Offer to Purchase, the Company may not purchase all of the Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) tendered if more than 225,000,000 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) are properly tendered and not properly withdrawn. Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) not purchased in the Offer will be returned to the tendering securityholders as promptly as practicable after the Expiration Time.
The Company expressly reserves the right, in its sole discretion, to change the Purchase Price and to increase or decrease the number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, if more than 225,000,000 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) are properly tendered in the Offer and not properly withdrawn, the Company may increase the number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) accepted for payment in the Offer by no more than 2% of the outstanding Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) without extending the Offer. However, if the Company purchases an additional number of Class A Ordinary Shares (including Class A Ordinary

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Shares represented by ADSs) in excess of 2% of the outstanding Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs), the Company will amend and extend the Offer to the extent required by applicable law.
This Offer is for Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs). Tender of any other securities, including vested options without following the procedures noted in the Offer to Purchase, will not be accepted and returned to the tendering securityholders at our expense promptly after the expiration or termination of the Offer.
If you are a holder of Class A Ordinary Shares not held in the form of ADSs, you may tender your Class A Ordinary Shares in either of the following manners:
•
You first deposit such Class A Ordinary Shares with the ADS Depositary, subject to the terms and conditions set forth in the that certain Deposit Agreement, dated as of May 4, 2011, as amended by Amendment No. 1 to Deposit Agreement, dated as of February 6, 2017 and as amended by Amendment No. 2 to Deposit Agreement, dated as of January 9, 2020 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the ADS Depositary, and all Holders and Beneficial Owners (each as defined in the Deposit Agreement) of ADSs issued thereunder, in exchange for the issuance, by the ADS Depositary, of the corresponding ADSs and complete and submit the Letter of Transmittal with respect to ADSs. The Company has agreed to pay any issuance fee payable to the ADS Depositary for the issuance of ADSs in connection with the Offer. Please provide yourself sufficient time to complete the process to deposit your Class A Ordinary Shares with Citibank, N.A., as ADS Depositary, in exchange for ADSs. Please be advised that the ADS Depositary will close its books to ADS issuances five (5) business days prior to the Expiration Time. Accordingly, if you are a holder of Class A Ordinary Shares and you wish to receive corresponding ADSs to participate in the Offer, you must deposit your Class A Ordinary Shares with the ADS Depositary at least five (5) business days prior to Expiration Time. or

•
You complete and submit the Instruction Form with respect to Class A Ordinary Shares to Maples Fund Services (Cayman) Limited, the Company’s registrar (the “Registrar”) and, if your Class A Ordinary Shares are in certificated form, include such certificate(s) with the Class A Instruction Form.

If you are a holder of vested options, you may exercise your vested options and receive Class A Ordinary Shares, which you may then tender as described above for Class A Ordinary Shares. You must exercise your options sufficiently in advance of the Expiration Time to receive your Class A Ordinary Shares in order to tender. An exercise of an option cannot be revoked even if Class A Ordinary Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.
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Annex A
INSTRUCTION FORM FOR CLASS A ORDINARY SHARES NOT HELD IN THE FORM OF ADSs
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 3, 2025 (together with any amendments or supplements thereto, the “Offer to Purchase”) and other related materials (together with any amendments or supplements thereto and the Offer to Purchase, the “Offer”) in connection with the offer by Moatable, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), to purchase up to 225,000,000 Class A ordinary shares, par value $0.001 per share (“Class A Ordinary Shares”) (including Class A Ordinary Shares represented by American Depositary Shares (the “ADSs”) of the Company, each representing 45 Class A Ordinary Shares), at a price of $3.00/45 per Class A Ordinary Share (or $3.00 per ADS) (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes, without interest, and with respect to ADSs, less a cash distribution fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to Citibank, N.A., the Company’s ADS depositary, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase.
The undersigned hereby instruct(s) you to tender to the Company the number of Class A Ordinary Shares indicated below, or, if no number is specified, all Class A Ordinary Shares you hold for the account of the undersigned, at the price per Class A Ordinary Share indicated below, upon the terms and subject to the conditions of the Offer.
Aggregate Number Of Class A Ordinary Shares To Be Tendered By You For The Account Of The Undersigned:
                  Class A Ordinary Shares*.
* Unless otherwise indicated, it will be assumed that all Class A Ordinary Shares held by us for your account are to be tendered.
ODD LOTS
As described in Section 1 of the Offer to Purchase, under certain conditions, holders of a total of fewer than 100 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) may have their tendered Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) accepted for payment before any proration of other tendered Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs). This preference is not available to partial tenders or registered holders or beneficial owners of 100 or more Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs). Accordingly, this section is to be completed only if Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) are being tendered by or on behalf of a person who held or beneficially owned, as of the close of business on the date set forth on the signature page hereto, and who continues to hold or beneficially own, as of the Expiration Time, an aggregate of fewer than 100 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs).
By checking the following checkbox, the undersigned hereby represents that the undersigned held or beneficially owned of an aggregate of fewer than 100 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) and is tendering all of such Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs): ☐
The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The Company’s Board of Directors has authorized the Company to make the Offer. However, none of the Company, any of the members of its Board of Directors, Georgeson LLC, the information agent for the Offer (the “Information Agent”), the Registrar, or Needham & Company, LLC, the dealer manager for the Offer (the “Dealer Manager”) makes any recommendation to securityholders as to whether they should tender or refrain from tendering their Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs). None of the Company, any of the members of its Board of Directors, the Information Agent, the Registrar or the Dealer Manager has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs). Securityholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender or refrain from tendering your Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) and, if deciding to tender and how many Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) to tender.
I understand that if I sign, date and return this Instruction Form but do not provide Maples Fund Services (Cayman) Limited and Moatable with direction, Moatable will treat this action as an instruction by me not to tender the Class A Ordinary Shares held by me.
Name:
Signature:
Taxpayer Identification or
Social Security No.:
Address(es):
Daytime Telephone #:
Date:
Return this form to:
Maples Fund Services (Cayman) Limited
c/o Maples Fund Servies (Asia) Limited
16th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong
Attention: Investor Services Department (MCCS)
e-mail address: mfs-mccs@maples.com

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.   Guarantee of Signatures.   No signature guarantee is required on this Instruction Form if this Instruction Form is signed by the registered holder(s) of Class A Ordinary Shares tendered herewith. In all other cases, all signatures on this Instruction Form must be guaranteed by an Eligible Institution. See Instruction 4. If you have any questions regarding the need for a signature guarantee, please call Georgeson LLC (the “Information Agent”) toll-free at (866) 585-6991.
2.   Requirements of Tender.   This Instruction Form is to be completed by holders of Class A Ordinary Shares not represented by ADSs. A separate Letter of Transmittal has been provided and is to be completed by holders of Class A Ordinary Shares represented by ADSs. For a securityholder to properly tender Class A Ordinary Shares pursuant to the Offer, (i) this Instruction Form, properly completed and duly executed, including any required signature guarantees, and all other documents required by this Instruction Form must be received by Maples Fund Services (Cayman) Limited (the “Registrar”) at its address set forth above prior to the Expiration Time.
Tenders of Class A Ordinary Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. To withdraw Class A Ordinary Shares, securityholders must deliver a written notice of withdrawal to the Registrar within the prescribed time period at the address set forth above. If we have not accepted for payment the Class A Ordinary Shares you have tendered to us, you may also withdraw your Class A Ordinary Shares at any time after 12:00 Midnight, New York City time, at the end of the day on October 30, 2025, the completion of the 40th business day following the commencement of the Offer.
Any notice of withdrawal must specify the name of the tendering securityholder, the number of Class A Ordinary Shares to be withdrawn, and the name of the registered holder of such Class A Ordinary Shares. Withdrawals may not be rescinded and any Class A Ordinary Shares withdrawn will not be properly tendered for purposes of the Offer unless the withdrawn Class A Ordinary Shares are properly re-tendered prior to the Expiration Time by following the procedures described above.
THE METHOD OF DELIVERY OF CLASS A ORDINARY SHARES, THIS INSTRUCTION FORM AND ANY OTHER REQUIRED DOCUMENTS IS AT THE SOLE ELECTION AND RISK OF THE TENDERING SECURITYHOLDER. CLASS A ORDINARY SHARES, AND THIS INSTRUCTION FORM AND ALL OTHER DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE REGISTRAR. WHEN DELIVERING BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT YOU PROPERLY INSURE THE DOCUMENTS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.
Except as specifically provided by the Offer to Purchase, no alternative, conditional or contingent tenders will be accepted. No fractional Class A Ordinary Shares will be purchased. All tendering securityholders, by execution of this Instruction Form, waive any right to receive any notice of the acceptance for payment of their Class A Ordinary Shares.
3.   Inadequate Space.   If the space provided in this Instruction Form is inadequate, the number of Class A Ordinary Shares should be listed on a separate signed schedule attached hereto. The same Class A Ordinary Shares cannot be tendered more than once, unless previously properly withdrawn.
4.   Signatures on Instruction Form, Stock Powers and Endorsements.   If this Instruction Form is signed by the registered holder(s) of Class A Ordinary Shares tendered hereby, the signature(s) must correspond with the name(s) as written on a security position listing without any change or alteration whatsoever.
If any of the Class A Ordinary Shares tendered hereby are owned of record by two or more joint owners, all such persons must sign this Instruction Form.
If this Instruction Form or any stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, he or she should so indicate when signing and submit proper evidence satisfactory to the Company of his or her authority to so act.
If this Instruction Form is signed by the registered owner(s) of Class A Ordinary Shares tendered hereby, no endorsements or separate stock powers are required unless payment of the purchase price is to be made to a person other than the registered owner(s). Signatures on any such stock powers must be guaranteed by an Eligible Institution.
If this Instruction Form is signed by a person other than the registered owner(s) of Class A Ordinary Shares tendered hereby, it must be accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered owner(s) appear(s) on the security position listing(s). The signature(s) on any such stock power(s) must be guaranteed by an Eligible Institution.
5.   Share Transfer Taxes.   Except as otherwise provided in this Instruction 5, the Company will pay any share transfer taxes with respect to the transfer and sale of Class A Ordinary Shares to it pursuant to the Offer. If, however, payment of the purchase price for Class A Ordinary Shares for payment is to be made to, or if Class A Ordinary Shares not tendered or accepted for payment are to be registered in the name of, any person(s) other than the registered owner(s), or if Class A Ordinary Shares tendered hereby are registered in the name(s) of any person(s) other than the person(s) signing this Instruction Form, the amount of any share transfer taxes (whether imposed on the registered owner(s) or such other person(s)) will be payable on account of the transfer to such person(s) unless satisfactory evidence of the payment of such taxes or exemption from the payment of such taxes is submitted with this Instruction Form.
Except as provided in this Instruction 5, it will not be necessary for transfer tax stamps to be affixed to this Instruction Form.
6.   Waiver of Conditions; Irregularities.   All questions as to the number of Class A Ordinary Shares to be accepted, the purchase price to be paid for Class A Ordinary Shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Class A Ordinary Shares and the validity (including time of receipt) and form of any notice of withdrawal of tendered Class A Ordinary Shares will be determined by the Company, in its sole discretion, subject to applicable laws, and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any Class A Ordinary Shares that the Company determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. The Company reserves the absolute right to reject any notices of withdrawal that it determines are not in proper form. The Company also reserves the absolute right, subject to the applicable rules and regulations of the SEC, to waive any of the conditions of the Offer prior to the Expiration Time or any defect or irregularity in any tender or withdrawal with respect to any particular Class A Ordinary Shares or any particular securityholder (whether or not the Company waives similar defects or irregularities in the case of other securityholders), and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition of the Offer is waived with respect to any particular securityholder, the same condition will be waived with respect to all securityholders. No tender or withdrawal of Class A Ordinary Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering or withdrawing securityholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender or withdrawal of Class A Ordinary Shares. Unless waived, any defects or irregularities in connection with tenders or withdrawals must be cured within the period of time the Company determines. None of the Company, the Dealer Manager, the Information Agent, the Registrar or any other person will be obligated to give notice of any defects or irregularities in any tender or withdrawal, nor will any of the foregoing incur any liability for failure to give any such notification.
7.   Backup Withholding.   Under U.S. federal income tax laws, the Company will be required to withhold a portion of the amount of any payments made to certain shareholders (or other payees) pursuant to the Offer, as applicable. In order to avoid backup withholding of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. Holder (as defined below) tendering Class A Ordinary Shares in the Offer must provide the Company or other applicable withholding agent with such U.S. Holder’s correct taxpayer identification number (“TIN”) (i.e., social security number or employer identification number) on a duly completed and properly executed IRS Form W-9, a copy of which can be obtained from the IRS website (www.irs.gov), and certify under penalties of perjury that (i) the TIN provided is correct, (ii) (a) the U.S. Holder is exempt from backup withholding, (b) the U.S. Holder has not been notified by the Internal Revenue Service (the “IRS”) that such U.S. Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the U.S. Holder that such U.S. Holder is no longer subject to backup withholding, and (iii) the U.S. Holder is a U.S. citizen or other U.S. person (as defined in the instructions to IRS Form W-9). If a U.S. Holder does not provide a correct TIN or fails to provide the certifications described above, the payment of cash to such U.S. Holder pursuant to the Offer would be subject to backup withholding at the applicable statutory rate (currently 24%).
A “U.S. Holder” is any securityholder that for U.S. federal income tax purposes is (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation or other entity treated as a corporation created or organized under the laws of the United States, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a U.S. person.
If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds Class A Ordinary Shares, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding Class A Ordinary Shares, you are urged to consult with your tax advisor regarding the tax consequences of the purchase, ownership and disposition of Class A Ordinary Shares.
Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is timely filed with the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained upon timely filing an income tax return.
If Class A Ordinary Shares are held in more than one name or are not in the name of the actual owner, consult the instructions to IRS Form W-9 for guidance on which number to report. If a U.S. Holder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such U.S. Holder should consult the instructions to IRS Form W-9 for guidance on how to complete IRS Form W-9.
Non-U.S. Holders (as defined below) must provide the Company, the Registrar or other applicable withholding agent with a duly completed and properly executed IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8 in order to avoid backup withholding. A copy of the appropriate IRS Form W-8 may be obtained from the IRS website (www.irs.gov). A “Non-U.S. Holder” is a securityholder that is not a U.S. Holder.
Each Holder is urged to consult its tax advisors for further guidance regarding the completion of IRS Form W-9, IRS Form W-8BEN, IRS Form W-8BEN-E or another version of IRS Form W-8 to claim exemption from backup withholding.
8.   Requests for Assistance or Additional Copies.   If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on Schedule I to the Offer to Purchase. If you require additional copies of the Offer to Purchase, this Instruction Form, the IRS Form W-9 or other related materials, you should contact the Information Agent. Copies will be furnished promptly at the Company’s expense.
9.   Odd Lots.   If the Company is to purchase fewer than all Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) validly tendered and not validly withdrawn prior to the Expiration Time, the Class A Ordinary Shares (including Class A Ordinary Shares represented by ADS) purchased first will consist of all Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) validly tendered and not validly withdrawn prior to the Expiration Time by any securityholder who held or beneficially owned, a total of fewer than 100 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs), and who tenders all such Class A Ordinary Shares (including Class A Ordinary

Shares represented by ADSs) in accordance with the procedures described in Section 3 of the Offer to Purchase. This preference will not be available to you unless you complete the section captioned “Odd Lots” in this Instruction Form. This preference is not available to partial tenders or registered holders or beneficial owners of 100 or more Class A Ordinary Shares (including Class A Ordinary Shares represented by ADS) in the aggregate, even if these holders have separate accounts representing fewer than 100 Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs).
10.   Order of Purchase in Event of Proration.   Securityholders may designate the order in which their Class A Ordinary Shares are to be purchased in the event of proration. The order of purchase may have an effect on the U.S. federal income tax classification and the amount of any gain or loss on Class A Ordinary Shares purchased. See Section 1 and Section 12 of the Offer to Purchase.
IMPORTANT: THIS INSTRUCTION FORM, TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEES, AND ANY OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE REGISTRAR PRIOR TO THE EXPIRATION TIME, OR THE TENDERING SECURITYHOLDER MUST COMPLY WITH THE PROCEDURES FOR GUARANTEED DELIVERY.